Exhibit 99.1

Joint Filer Information

Name and Address of Reporting Person:	Phlcorp, Inc.

529 East South Temple

Salt Lake City, Utah 84102

Issuer Name and Ticker or Trading Symbol:	Jefferies Group, Inc.

(JEF)

Relationship of Joint Filer to Issuer:	10% Owner (1)
Date of Event Requiring Statement:	May 6, 2008
Designated Filer:	Baldwin Enterprises, Inc.

Signature:

PHLCORP, INC.

By:/s/	Joseph A. Orlando
Name: Joseph A. Orlando
Title: Vice President
Dated:	May 8, 2008

(1) Reflects 16,191,886 shares of Jefferies common stock directly owned by Baldwin Enterprises, Inc. (“Baldwin”) and indirectly owned by Phlcorp, Inc. (“Phlcorp”). Baldwin is a wholly-owned subsidiary of Phlcorp.